UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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Stillwater Mining Company

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|  PRESS RELEASE  |

FOR IMMEDIATE RELEASE:                 April 18, 2013

STILLWATER RAISES ADDITIONAL CONCERNS ABOUT DR. CHARLES ENGLES AS A CLINTON

GROUP DIRECTOR NOMINEE AND POTENTIAL CEO CANDIDATE FOR STILLWATER

Company Calls on Gregory Taxin and Clinton Group to Disclose Nominee Vetting Process

BILLINGS, MONTANA – Stillwater Mining Company (NYSE:SWC) (TSX:SWC.U) (“Stillwater” or the “Company”) today raised additional concerns regarding the Clinton Group, Inc.’s (“Clinton Group”) nomination of Dr. Charles Engles to Stillwater’s Board of Directors and its consideration of Dr. Engles as a potential CEO candidate. Stillwater also called on Gregory Taxin of the Clinton Group and a nominee himself to produce details of Clinton Group’s director nominee vetting process, which has been highly questionable.

After repeated calls for Dr. Engles to be transparent and forthright with shareholders about why he abruptly resigned from Stillwater in 1997, Dr. Engles and the Clinton Group have failed to make an honest and adequate disclosure. It is incumbent on Dr. Engles to explain his abrupt resignation pursuant to an agreement with the Company, and details of the internal investigation that preceded his departure. Shareholders deserve to know the full truth about this important matter.

Separately, as disclosed in Stillwater’s Form 10-K for 1997 and 1998, the Company, under Dr. Engles, entered into forward price hedges for over 60 percent of its 1998 palladium production at $134 per ounce – a price that fell far short of covering the costs of producing palladium at the time. Following Dr. Engles’s departure, these hedges significantly impaired the Company’s financial performance.

Today, with Stillwater positioned to create shareholder value through growth projects and expansion in Montana, the Clinton Group is advocating price collars and the unnecessary early repayment of debt. Dr. Engles’s palladium hedging strategy proved disadvantageous for the Company in the past; it would be imprudent to replicate it and expect a different result.

Gregory Taxin and the Clinton Group have failed to perform the most basic of background checks on its director nominees that has resulted in a highly questionable vetting process. Stillwater calls on Gregory Taxin to produce details of the vetting process for each of the Clinton Group’s nominees given the serious questions that have been raised about their credentials and judgment.

•	Clinton Group pulled its former nominee, John DeMichiei, from its slate promptly after Stillwater pointed out serious misstatements in Mr. DeMichiei’s academic credentials.

•	Dr. Engles has failed to address the circumstances of his abrupt resignation as CEO of Stillwater after only two and a half years or details of the internal investigation that preceded his departure.

•	What other information has Clinton Group failed to identify or willfully ignored about its nominees?

Shareholders should not be asked to support an unqualified slate of directors that was not properly vetted. They deserve to know the facts about all of Clinton’s nominees: Charles Engles, Brian Schweitzer, Seth Gardner, Michael McNamara, Patrice Merrin, Mick McMullen, and of course, Gregory Taxin.

All shareholders of record as of March 6, 2013 are entitled to vote at the 2013 Annual Shareholders Meeting on May 2, 2013. Stillwater encourages all shareholders to carefully review its definitive proxy filing and other materials and vote only their WHITE proxy card. For more information about Stillwater’s 2013 Annual Shareholders Meeting, please visit www.supportstillwater.com.

About Stillwater Mining Company

Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and the Russian Federation. The Company’s shares are traded on the New York Stock Exchange under the symbol SWC and on the Toronto Stock Exchange under the symbol SWC.U. Information on Stillwater Mining Company can be found at its website: www.stillwatermining.com.

Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “projects”, “estimates,” “forecast,” “guidance,” or similar expressions. These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management’s expectations, is found in the section entitled “Risk Factors” in the Company’s 2012 Annual Report on Form 10-K and in subsequent filings with the United States Securities & Exchange Commission. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

For Stillwater Mining Company

Mike Beckstead, 406-373-8971

or

Innisfree M&A Incorporated

Arthur Crozier / Jennifer Shotwell / Scott Winter

212-750-5833

or

Media:

Sard Verbinnen & Co

Dan Gagnier / Michael Henson

212-687-8080

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